Exhibit 10.3

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
This EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Kingsway America Inc., a Delaware corporation (“Employer”), and William A. Hickey, Jr., an individual residing in the State of Illinois (“Employee”).
WITNESSETH:
WHEREAS, Employee and Employer have agreed that Employee’s employment with Employer will terminate on the date hereof (“Termination Date”); and
WHEREAS, Employer and Employee desire to set forth certain benefits that Employee will be entitled to receive following such termination;
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Separate and apart from the payments made pursuant to this Agreement, and irrespective of Employee’s agreement to the terms of this Agreement, Employee will receive payment for his full wages, and earned but unused vacation, through the Termination Date. Employee’s employment with Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) is terminated on the Termination Date. The date of the “qualifying event” for the commencement of COBRA coverage, if applicable, shall be the last day of the calendar month in which the Termination Date occurred. This Agreement will not be effective unless signed by Employee on or after the Termination Date.
2.Employee acknowledges and agrees that Employer has satisfied their obligations to Employee under Employer’s June 1, 2016 Amended and Restated Severance Plan (the “Severance Plan”) and that Employee is not entitled to any payments or benefits under the Severance Plan, other than the benefits outlined in this Agreement. Employee also acknowledges and agrees that Employer, upon satisfaction of its obligations hereunder, will have satisfied its obligations outlined in that certain letter agreement, dated as of March 4, 2011, by and between Employer and Employee (the “Enhanced Severance Letter”).
3.Employee recognizes and acknowledges that Employee’s agreement to the terms of this Agreement is required as a condition precedent to Employee’s receipt of any payments under the Enhanced Severance Letter. Accordingly, Employee is releasing claims against Employer (stated in Section 8) in exchange for consideration that is in addition to anything of value to which Employee is already entitled.
4.Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) denies that it is liable to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as an admission of fault, wrongdoing, or liability. In consideration of the mutual promises herein, Employer will provide Employee with twelve (12) months base salary, $360,000, less applicable taxes and deductions. Payment will be made in a lump sum on the Effective Date (as defined below). However, no payments described in this Section 4 will be made until after Employer receives an executed copy of this Agreement from Employee. Except as otherwise set forth herein, all benefits cease on Employee’s Termination Date.
5.Employer will continue to provide family medical, dental, and vision coverage through the Termination Date. COBRA continuation for coverage under Employer’s Medical/Dental/Vision Plans will become available for

Exhibit 10.3

election by Employee on the first (1st) day of the calendar month following the Termination Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage. Should Employee elect COBRA coverage, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates for a period of twelve (12) months following the Termination Date. Employee understands that as part of the special benefits that Employee will receive by the timely signing and not revoking the releases set forth herein, Employer will pay the cost of COBRA coverage, in excess of Employee’s monthly contribution, for the twelve (12) months following the Termination Date, provided that Employee continues to make timely payments in the amount of Employee’s required contribution during the foregoing period. Thereafter, Employee shall be responsible for paying the full cost of any continued coverage under COBRA.
6.(a)    Employee holds 229,500 shares of restricted stock common stock of Kingsway Financial Services Inc., a Delaware corporation and the publicly-traded ultimate parent company of Employer (“KFS”), pursuant to that certain Restricted Stock Agreement, dated as of March 28, 2014, by and between KFS and Employee (such agreement is referred to as the “Restricted Stock Agreement” and such shares of restricted common stock are referred to, collectively, as the “Restricted Stock”), 135,787 of which shares of Restricted Stock shall become fully vested on the Termination Date and all other shares of Restricted Stock shall be forfeited and cancelled without payment therefor. If Employee revokes this Agreement pursuant to Section 22, all shares of Restricted Stock that are not vested as of the date hereof shall be forfeited without any payment by Employer hereunder.
(b)    Prior to the delivery of the certificates for any shares of Common Stock, $0.01 par value per share, of KFS (“Common Stock”) upon vesting of the Restricted Stock under Section 6(a), Employee shall have paid all federal, state, local, employment and other taxes that are required to be withheld or paid in connection with the vesting of such award. For avoidance of doubt, as of the date of this Agreement, the minimum statutory required withholding rate for federal income taxes with respect to the taxation of the Restricted Stock being vested is (i) 22% for any taxable amount up to $1,000,000 and (ii) 37% for any taxable amount in excess of $1,000,000. Employee has elected to satisfy his withholding obligation by authorizing Employer to withhold from the shares of Common Stock deliverable upon vesting of the Restricted Stock the whole number of shares of Common Stock having an aggregate Fair Market Value determined as of the Tax Date (as such terms are defined in the Kingsway Financial Services Inc. 2013 Equity Incentive Plan, as amended), equal to the amount necessary to satisfy any such obligation. Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. Employee will be responsible to pay all taxes due to the vesting of the Restricted Stock in excess of the minimum tax withholding amount.
7.Except as set forth in this Agreement, no further payments will be made to Employee for wages, salary, bonus, expense reimbursement, commissions, benefits, severance, personal days, sick pay or otherwise. More specifically, Employee is not eligible to receive any payment under Employer’s bonus plan. Notwithstanding the foregoing, nothing herein shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified). Employee’s stock under the employee stock matching program will vest as outlined in that plan.
8.Employee releases, forever discharges and covenants not to sue Employer or its current or former direct or indirect parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns (collectively with Employer, the “Employer Parties”), with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged

Exhibit 10.3

to have occurred, through the Termination Date. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort. To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should any person or entity pursue any claim on Employee’s behalf. This Agreement does not prevent Employee from filing a charge, testifying, assisting, or cooperating with the EEOC or similar employment law enforcement agency, but Employee waives any right to any relief of any kind should the EEOC or other agency pursue any claim on Employee’s behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims, if any, are not released: (a) claims for unemployment compensation; (b) claims for workers’ compensation benefits; (c) claims for continuing health insurance coverage under COBRA; (d) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA); and (e) claims for indemnification to which Employee would otherwise be entitled pursuant to the governing documents of any of the Employer Parties and/or that certain Indemnification Agreement, dated as of August 30, 2010, by and between Kingsway Financial Services Inc. and Employee.
9.Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law which prohibits release of unspecified claims and acknowledges that this release is intended to include all claims Employee has or may have against any of the Employer Parties, whether Employee is aware of them or not, and that all such claims are released by this Agreement.
10.Employee represents and affirms that Employee has been paid all wages due, has suffered no occupational illness or injury, and has no other claims against any of the Employer Parties. Employee agrees that, unless otherwise required by law or as otherwise provided in this Agreement, he will not in the future file, participate or testify in, encourage or instigate the filing of any complaint or lawsuit, by any party, in any federal, state or local court, against any of the Employer Parties based upon any event occurring prior to the date of execution of this Agreement.
11.Employee represents that he has not filed any charges, lawsuits or proceedings against any of the Employer Parties.
12.Employee agrees that he will not retain, use, misuse or disclose, directly or indirectly, any of Employer’s Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean and include any and all confidential, proprietary, sensitive or other information of or about any of the Employer Parties, howsoever and whensoever obtained by Employee, whether or not protected or protectable under intellectual property, trade secret or other applicable laws, and whether or not labeled as such, including, without limitation: information relating to any of the Employer Parties’ financial condition and projections; business, marketing or strategic plans; customer lists; price lists; databases; trade secrets; product prototypes; formulas; business strategies and methodologies, technologies, processes, know-how, procedures, software programs (including any and all source code), techniques, specifications, revenue models, manuals, confidential reports, and other similar proprietary information relating to the Employer Parties’ business operations; and all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media prepared by Employee that contain or otherwise reflect or are generated from any such information. Employee recognizes that such Confidential Information is a unique asset of Employer (or the applicable Employer Party), developed and perfected over a considerable time and at substantial expense to Employer (or the applicable

Exhibit 10.3

Employer Party) and the disclosure of which may cause injury, loss of profits and loss of goodwill to the Employer Parties. Employee represents and warrants that, at all times during his employment with Employer, Employee fully complied with any and all confidentiality agreements executed by him and any and all policies or directives of Employer related to the use and disclosure of Confidential Information. Employee states that he has returned all property of the Employer Parties within his possession and control to Employer. Employee’s return of all property of the Employer Parties is a condition precedent to Employee’s receipt of the payments set forth in Section 4.
13.Employee agrees to fully cooperate with the Employer Parties as requested by Employer in any matter relating to (a) the transition of business matters handled by Employee during his employment and (b) any litigation, or other legal or regulatory proceeding, brought by or against any of the Employer Parties whether now pending or brought in the future. Any work required to be performed in connection with this Section 13 shall, to the extent reasonably practicable under the circumstances, be scheduled in advance at a time or times mutually convenient to Employer and Employee and Employee shall be entitled to reimbursement for reasonable expenses incurred, and reasonable compensation for his time and effort expended, in connection therewith, in each case, in accordance with, and subject to the terms and conditions of, that certain Consulting Agreement being entered into by and between Employer and Employee on the date hereof.
14.INTENTIONALLY DELETED.
15.Employee will direct all requests for references to Yvonne Alfonso Santana, Employer’s Vice President - Human Resources. Ms. Santana will respond to any written requests for references from prospective employers of Employee with information as to Employee’s dates of employment with Employer and job title.
16.Employee will not: (a) make oral or written statements in any forum, including, without limitation, social networking, blog, or similar internet sites, about any of the Employer Parties that could reasonably be expected to adversely affect any of the Employer Parties’ reputation or business; (b) engage in any conduct that could harm or adversely affect any of the Employer Parties’ business, reputation, operations, or employees; or (c) reapply for or accept employment with the Employer. Nothing in this Agreement is intended to prohibit or restrict Employee from: (x) making any disclosure of information required by law (including pursuant to a valid subpoena or other legal process) or the disclosure of which may not be limited or restricted pursuant to Section 1-10(a) of the Illinois Workplace Transparency Act or other applicable law; (y) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (z) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. Employer, Employer’s executive officers and Employer’s affiliated entities will not: (i) make oral or written statements in any forum, including, without limitation, social networking, blog, or similar internet sites, about Employee that could reasonably be expected to adversely affect Employee’s reputation or business; or (ii) engage in any conduct that could harm or adversely affect Employee’s business, reputation, operations, or employees. Nothing in this Agreement is intended to prohibit or restrict any of the Employer Parties from: (1) making any disclosure of information required by law (including pursuant to a valid subpoena or other legal process); (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (3) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Exhibit 10.3

17.Employee understands that this Agreement fully sets forth all separation benefits he will receive from any of the Employer Parties, and it supersedes any offers or promises, whether oral or written, made at any time, including, without limitation, the Enhanced Severance Letter, the Restricted Stock Agreement, and that certain Stock Option Agreement, dated as of March 28, 2014, by and between KFS and Employee.
18.In the event of Employee’s death during the period in which Employee is receiving payments under this Agreement, Employer will pay to Employee’s estate any balance due to Employee.
19.This Agreement will not take effect until after Employee signs it and it is received by Yvonne Alfonso Santana at 150 Pierce Road, 6th Floor Itasca, IL 60143.
20.If for any reason any portion of this Agreement shall be held invalid or unenforceable, this fact shall not affect the validity or enforceability of the remaining portions of this Agreement.
21.Employee acknowledges that he has fully read this Agreement, understands its terms, and is entering into this Agreement knowingly and voluntarily.
22.Employee acknowledges that his waiver of rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) is in writing, written in a manner calculated to be understood, and is understood by him.
(a)Employee understands that by signing this document, he does not waive ADEA rights that may arise after the date this Agreement is signed.
(b)Employee acknowledges that the waiver of his ADEA rights is in exchange for the consideration outlined above, which is above and beyond what he is otherwise entitled to receive from Employer.
(c)Employee acknowledges that he has been advised by Employer that he may, but does not have to take, twenty-one (21) days, which Employee acknowledges is a reasonable period of time, to consider this document and to sign and return this Agreement.
(d)Employee acknowledges that Employer, by this Agreement, is advising him in writing to consult with an attorney of his choosing before signing this document.
(e)Employee may revoke this Agreement at any time during the seven (7) days following his signing. If Employee wishes to revoke this Agreement, he must notify Yvonne Alfonso Santana, in writing, at 150 Pierce Road, 6th Floor Itasca, IL 60143, within seven (7) days after signing this Agreement. This Agreement will not be effective and enforceable and no payments under this Agreement will be made until the seven (7) day revocation period expires (the “Effective Date”).
(f)In the event Employee fails to execute and return this Agreement on or before the expiration of the twenty-one (21) day period, or if Employee timely executes and then elects to revoke this Agreement within the seven (7) day revocation period, this Agreement will be of no further force and effect and neither Employee nor Employer will have any rights or obligations hereunder; provided, however, the provisions of Section 6 hereof shall not be effected thereby.
23.This Agreement shall be subject to and governed by and in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.
[Signature Page Follows]

Exhibit 10.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the latest date set forth below to be effective as of the Effective Date.

THIS DOCUMENT IS A RELEASE OF ALL CLAIMS;
READ CAREFULLY BEFORE SIGNING

/s/ William A. Hickey, Jr.
William A. Hickey, Jr.

KINGSWAY AMERICA INC.

By: /s/ John T. Fitzgerald

Printed: John T. Fitzgerald

Title: President

Date: February 28, 2020

KINGSWAY AMERICA INC.

By: /s/ Paul R. Hogan

Printed: Paul R. Hogan

Title: General Counsel

Date: February 28, 2020